AXP CALIFORNIA TAX-EXEMPT TRUST

                            Certificate of Amendment

     The undersigned, being the Secretary of AXP California Tax-Exempt Trust (hereafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY, that, pursuant to the requirements. of Section 9.3 of the Agreement and Declaration of Trust, dated April 7, 1986, as amended to date (hereinafter, as so amended, referred to as the "Declaration of Trust") as authorized by a vote of a Majority of Trustees at a meeting duly called and held on July 10-11, 2002, and approved by the affirmative vote of the holders of a majority of the shares outstanding on November 13, 2002, the Declaration of Trust is amended as follows:

Section 7.2 Capitalization

     On each matter submitted to a vote of the Shareholders, other than the election of any Trustee, each holder of Shares of any Series shall be entitled to one vote for each dollar of net asset value (number of Shares owned times net asset value per Share) and each fractional dollar amount shall be entitled to a proportionate fractional vote. At all elections of Trustees, each holder of Shares of any Series shall be entitled to as many votes as shall equal the dollars of net asset value multiplied by the number of Trustees to be elected and may cast all of such votes for a single Trustee or may distribute them among the number to be voted for, or any two or more of them. Shares may be voted in person or by proxy. A proxy with respect to Shares held in the name of two (2) or more Persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required by law, this Declaration of Trust or the Bylaws to be taken by Shareholders.

     IN WITNESS WHEREOF, the undersigned has set his hand and seal this 14 day of November, 2002.

                                                    /s/ Leslie L. Ogg
                                                    ----------------------------
                                                        Leslie L. Ogg, Secretary

STATE OF MINNESOTA)
                  ) ss.
COUNTY OF HENNEPIN)

     The foregoing instrument was acknowledged before me this 14th of November, 2002.

                                                    By /s/ Diane R. Kepp
                                                    -----------------------
                                                           Diane R. Kepp
        ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
                 DIANE R. KEPP
            NOTARY PUBLIC-MINNESOTA
        MY COMMISSION EXPIRES 1-31-2005
        ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~